Ex. 23.1 - 1

                                  EXHIBIT 23.1
                          INDEPENDENT AUDITORS' CONSENT






To the Board of Directors of
     Win or Lose Acquisition Corporation

     As independent public accountants, we hereby consent to the inclusion in this registration statement on Form S-1 of our report on the Balance Sheet of Win or Lose Acquisition Corporation as of December 31, 2000 and 2001, and the related statements of operations, changes in Stockholders' equity and cash flows for the period from inception (December 1, 2000) through December 31, 2000, the year ended December 31, 2001 and the period from inception (December 1, 2000) through December 31, 2001. We also consent to the references to our firm in the "Experts" section of the Prospectus.

      /s/

Want & Ender CPA PC
By Martin Ender, CPA


New York, New York
April 1, 2002